UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Teton Advisors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction
 of Incorporation or Organization)
13-4008049
(I.R.S. Employer
 Identification No.)

401 Theodore Fremd Ave
Rye, New York
(Address of Principal Executive Office)

10580
(Zip Code)

(914) 921-5000
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Class B Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND
ITEMS OF FORM 10

Our information statement is filed as Exhibit 99.1 to this Form 10.  For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the information statement.

Item No.	Caption	Location in Information Statement

Item 1.	Business	See “Business” and “The Spin-off--Background”

Item 1A.	Risk Factors	See “Risk Factors”

Item 2.	Financial Information	See “Summary Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

Item 3.	Properties	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Real Estate Properties”

Item 4.	Security Ownership of Certain Beneficial Owners and Management	See “Security Ownership of Certain Beneficial Owners and Management”

Item 5.	Directors and Executive Officers	See “Management—Compensation of Directors” and “Executive Compensation”

Item 6.	Executive Compensation	See “Management” and “Arrangements Between GAMCO and Teton”

Item 7.	Certain Relationships and Related Transactions, and Director Independence	See “Certain Relationships and Related Party Transactions”

Item 8.	Legal Proceedings	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings”

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	See “The Spin-off—Trading Markets,” and “Dividend Policy”

Item 10.	Recent Sales of Unregistered Securities	Not Applicable

Item 11.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock and Governance”

Item 12.	Indemnification of Directors and Officers	See “Limitation of Liability and Indemnification of Directors and Officers”

Item 13.	Financial Statements and Supplementary Data	See Exhibit A

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not Applicable

Item 15.                                Financial Statements and Exhibits.

a)	Financial Statements.

The following financial statements are included in the information statement and are filed as part of this Registration Statement on Form 10:

Report of Independent Registered Public Accounting Firm

Statements of Income for the Years Ended December 31, 2007, 2006 and 2005

Statements of Financial Condition for the Years Ended December 31, 2007, 2006 and 2005

Statements of Stockholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005

Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005

Notes to Financial Statements

Unaudited Condensed Statements of Income for the Period Ended September 30, 2008

Unaudited Condensed Statements of Financial Condition for the Period Ended September 30, 2008

Unaudited Condensed Statements of Stockholders’ Equity for the Period Ended September 30, 2008

Unaudited Condensed Statements of Cash Flows for the Period Ended September 30, 2008

Notes to Financial Statements

b)	Exhibits.

The following documents are filed as exhibits hereto:

Exhibit No.                                Exhibit Description

3.1	Certificate of Incorporation of Teton Advisors, Inc. (formerly Gabelli Advisers, Inc.), as amended*

3.2	Amended and Restated By-Laws of Teton Advisors, Inc. (formerly Gabelli Advisers, Inc.)*

4.1	Specimen Class B Common Stock Certificate of Teton Advisors, Inc.*

10.1	Service Mark and Name License Agreement, dated February 20, 2009, by and among GAMCO Investors, Inc. and Teton Advisors, Inc.*

10.2	Transitional Administrative and Management Services Agreement, dated February 20, 2009, between GAMCO Investors, Inc. and Teton Advisors, Inc.*

10.3	Separation and Distribution Agreement, dated February 20, 2009, between GAMCO Investors, Inc. and Teton Advisors, Inc.*

10.4	Employment Agreement, dated July 18, 2008, between Nicholas F. Galluccio and Teton Advisors, Inc.**

99.1	Information Statement of Teton Advisors, Inc., dated February 20, 2009*

* Filed herewith.
** To be filed by amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TETON ADVISORS, INC.

Dated: February 20, 2009	By: /s/ Jeffrey M. Farber
Name: Jeffrey M. Farber
Title: Chief Financial Officer

EXHIBIT INDEX

 Exhibit No.                                           Exhibit Description

3.1	Certificate of Incorporation of Teton Advisors, Inc. (formerly Gabelli Advisers, Inc.), as amended*

3.2	Amended and Restated By-Laws of Teton Advisors, Inc. (formerly Gabelli Advisers, Inc.)*

4.1	Specimen Class B Common Stock Certificate of Teton Advisors, Inc.*

10.1	Service Mark and Name License Agreement, dated February 20, 2009, by and among GAMCO Investors, Inc. and Teton Advisors, Inc.*

10.2	Transitional Administrative and Management Services Agreement, dated February 20, 2009, between GAMCO Investors, Inc. and Teton Advisors, Inc.*

10.3	Separation and Distribution Agreement, dated February 20, 2009, between GAMCO Investors, Inc. and Teton Advisors, Inc.*

10.4	Employment Agreement, dated July 18, 2008, between Nicholas F. Galluccio and Teton Advisors, Inc.**

99.1	Information Statement of Teton Advisors, Inc., dated February 20, 2009*

*	Filed herewith.
**	To be filed by amendment